Filed Pursuant to Rule 433
Registration No. 333-283793
THE PNC FINANCIAL SERVICES GROUP, INC.
$1,000,000,000 5.222% FIXED RATE/FLOATING RATE SENIOR NOTES DUE JANUARY 29, 2031
$1,750,000,000 5.575% FIXED RATE/FLOATING RATE SENIOR NOTES DUE JANUARY 29, 2036

	2031 Senior Notes	2036 Senior Notes
Issuer:	The PNC Financial Services Group, Inc. (“PNC”)	The PNC Financial Services Group, Inc. (“PNC”)

Security:	5.222% Fixed Rate/Floating Rate Senior Notes due January 29, 2031 (the “2031 Senior Notes”)	5.575% Fixed Rate/Floating Rate Senior Notes due January 29, 2036 (the “2036 Senior Notes”)

Ranking:	Senior	Senior

Expected Security Ratings:*	A3 / A- / A (Moody’s / S&P / Fitch)	A3 / A- / A (Moody’s / S&P / Fitch)

Principal Amount:	$1,000,000,000	$1,750,000,000

Price to Investors:	100.000% of face amount	100.000% of face amount

Minimum Denomination/Multiples:	$2,000 / multiples of $1,000 in excess thereof	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	January 22, 2025	January 22, 2025

Settlement Date:**	January 29, 2025 (T+5)	January 29, 2025 (T+5)

Maturity:	January 29, 2031	January 29, 2036

Optional Redemption Date:	Redeemable in whole, but not in part, on January 29, 2030, the date that is one year prior to the maturity date, at 100% of the principal amount of the 2031 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 30-day period prior to, and including, the maturity date at 100% of the principal amount of the 2031 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption	Redeemable in whole, but not in part, on January 29, 2035, the date that is one year prior to the maturity date, at 100% of the principal amount of the 2036 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 90-day period prior to, and including, the maturity date at 100% of the principal amount of the 2036 Senior Notes, plus accrued and unpaid interest thereon to the date of redemption

Fixed Rate Period:	From, and including, January 29, 2025 to, but excluding, January 29, 2030	From, and including, January 29, 2025 to, but excluding, January 29, 2035

Floating Rate Period:	From, and including, January 29, 2030 to, but excluding, the maturity date	From, and including, January 29, 2035 to, but excluding, the maturity date

Interest Rates:
Fixed Rate Period: 5.222% annually
Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated January 22, 2025, plus 1.072%

Fixed Rate Period: 5.575% annually
Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated January 22, 2025, plus 1.394%

Interest Payment Dates:	Fixed Rate Period: Each January 29 and July 29, commencing on July 29, 2025 and ending on January 29, 2030 Floating Rate Period: April 29, 2030, July 29, 2030, October 29, 2030 and at the maturity date	Fixed Rate Period: Each January 29 and July 29, commencing on July 29, 2025 and ending on January 29, 2035 Floating Rate Period: April 29, 2035, July 29, 2035, October 29, 2035 and at the maturity date

Day Count Convention / Business Day Convention:	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)

Reference Benchmark:	UST 4.375% due December 31, 2029	UST 4.250% due November 15, 2034

Reference Benchmark Yield:	4.422%	4.595%

Spread to Reference Benchmark:	80 basis points	98 basis points

Re-offer Yield:	5.222%	5.575%

CUSIP/ISIN:	693475 CB9 / US693475CB94	693475 CC7 / US693475CC77

Joint Book-Running Managers:	PNC Capital Markets LLC BofA Securities, Inc. Citigroup Global Markets Inc.	PNC Capital Markets LLC BofA Securities, Inc. Citigroup Global Markets Inc.

Co-Managers:	Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC	Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
** Note: We expect that delivery of the 2031 Senior Notes and the 2036 Senior Notes (collectively, the “Senior Notes”) will be made against payment therefor on the fifth business day following the date hereof (such settlement cycle being referred to as (“T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to the first business day before settlement will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors

Conflict of Interest
Because our affiliate, PNC Capital Markets LLC, is participating in this offering, PNC Capital Markets LLC is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.
The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling PNC Capital Markets LLC (toll-free) at 1-855-881-0697, BofA Securities, Inc. (toll-free) at 1-800-294-1322 or Citigroup Global Markets Inc. (toll-free) at 1-800-831-9146.
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